Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR SECOND QUARTER 2020

Improved profitability driven by transformation initiatives and pandemic response
Reintroduces new full-year guidance with profitability and free cash flow in line with prior year

ELYRIA, Ohio - (August 5, 2020) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended June 30, 2020.

Key Metrics (2Q20 versus 2Q19*)
•Reported net sales decreased 16.8% to $196.3 million and constant currency net sales(a), which excludes the Dynamic Controls divestiture, decreased 12.9%.
◦Revenue growth in respiratory and bed products was more than offset by declines in mobility and seating and other products within the lifestyle product category.
◦Sales of mobility and seating and non-bed lifestyle products were significantly impacted by the pandemic, with public health measures in certain geographies severely limiting access to healthcare professionals and institutions needed for certain product selections.
•Gross profit as a percent of net sales increased 130 basis points to 28.9%, attributable to previously executed cost improvement initiatives, and favorable product mix, partially offset by unfavorable foreign exchange.
•Reported SG&A expenses improved by $10.9 million, or 15.9%, and constant currency SG&A(b) improved by $8.8 million, or 13.2%, driven primarily by reduced employment costs, and reduced commercial expenses.
•Operating loss improved by $2.3 million, or over 50%, to a loss of $2.2 million due to reduced SG&A expenses, partially offset by higher restructuring costs.
•GAAP loss per share was $0.48 compared to a loss per share of $0.38. GAAP loss per share for 2Q20 included $6.6 million or $0.19 per share related to debt extinguishment including debt finance charges and fees. Excluding this item, GAAP loss per share improved $0.09. Adjusted net loss per share(c) was $0.21 compared to adjusted net loss per share of $0.31.
•Adjusted EBITDA(d) improved by $3.0 million, or 84.3%, to $6.6 million driven by reduced SG&A expenses and improved gross profit as a percent of net sales, which represents the 11th consecutive quarter of year-over-year improvement.
•Free cash flow(e) usage was $1.9 million, an increase of $2.1 million primarily due to increased capital expenditures. Sequentially, free cash flow improved by $10.1 million.

* Date format is quarter and year in each instance

Key Financial Results (2Q20 versus 2Q19)

(in millions USD)	2Q20	2Q19	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$196.3	$235.9	$(39.6)	(16.8)%
Constant Currency Net Sales	$201.4	$231.3	$(29.9)	(12.9)%
Gross Profit % of Net Sales	28.9%	27.6%		130 bps
Gross Profit	$56.7	$65.1	$(8.4)	(12.9)%
Reported SG&A	$57.4	$68.3	$10.9	15.9%
Constant Currency SG&A	$58.3	$67.1	$8.8	13.2%
Operating Loss	$(2.2)	$(4.5)	$2.3	50.4%
Free Cash Flow	$(1.9)	$0.3	$(2.1)	--
Adjusted EBITDA	$6.6	$3.6	$3.0	84.3%
Executive Summary
"I am pleased with our execution as we continue to navigate the current challenging environment while transforming Invacare for the long-term. We achieved higher year-over-year Adjusted EBITDA for the 11th consecutive quarter and have established a strong track record of continued improvement, despite a pandemic which reduced constant currency net sales by almost 13%. This accomplishment is a testament to our prior transformation initiatives, which have positioned Invacare to regain market leadership and continue to drive improved profitability," commented Matt Monaghan, chairman, president and chief executive officer. "I am grateful for all of our associates who remain committed to keeping our workplace safe and productive in these uncertain times."

During the quarter, the company delivered an 84% improvement in Adjusted EBITDA as we overcame significant supply chain challenges to deliver products that were in higher demand as a result of the pandemic. At the same time, we effectively shed costs and managed cash in the areas of the business that experienced lower demand due to healthcare access restrictions and quarantine measures. Profitability expanded in spite of lower net sales and supply chain challenges caused by the pandemic, driven by stronger gross profit as a percentage of sales resulting from favorable sales mix of higher acuity products, as well as cost savings from continuous improvement initiatives and reduced SG&A expense.

As the pandemic persists and geographic markets react differently, we will continue to be responsive and make adjustments while being ready to react quickly to the recovery in the parts of the business negatively affected by public health restrictions. In addition, our team remains focused on executing long-term transformational initiatives that will continue to improve business results. In particular, we have developed and are in the process of launching a full pipeline of new and innovative products, such as the MPS Mini Maxx wheelchair with standing capabilities and the SMOOV oneTM power add-on. We also remain on track with previously announced initiatives that will increase operational efficiencies, including our global IT modernization and plant consolidation in Germany.

Looking ahead, we see encouraging signs that the markets are recovering, albeit slowly, as quotes and orders for mobility and seating products are improving in the major markets we serve. Meanwhile, we continue to experience sustained demand for respiratory products. As pandemic-related quarantining restrictions loosen, we expect consolidated net sales to improve sequentially, driven by renewed access to healthcare professionals with new products that have novel features and superior clinical value," concluded Monaghan.

Kathy Leneghan, senior vice president and chief financial officer stated, "We delivered strong year-over-year and sequential improvement in Adjusted EBITDA by taking actions that balanced lower sales with reduced SG&A expenses. Sequential improvement in free cash flow was driven by higher profitability, access to government-based programs that helped mitigate the impact of the pandemic, and other cost saving actions, partially offset by higher inventory balances. As a result of the sudden decline in sales as a result of the pandemic and our long-lead supply chain, inventory increased during the quarter which we expect to convert into cash over the next several quarters. Finally, in June, we took an important step to reduce short-term debt by completing a convertible notes exchange, that extended the maturity of a significant portion of our near-term debt to November 2024, thereby enhancing our financial flexibility."

2020 Guidance
Consolidated net sales are expected to improve sequentially with the loosening of public health restrictions, resumption of access to clinics and elective care, and adoption of new products. Accordingly, we expect lower net sales than the same periods in 2019. The company is already experiencing elevated quote and order rates in 3Q20 for mobility and seating products globally compared to the run rate in 2Q20. In addition, the company continues to experience strong demand for its respiratory products which provide therapeutic value for people experiencing symptoms of COVID-19.
As a result, the company is reintroducing the following annual guidance for 2020:
•Reported net sales in the range of $810 to $840 million;
•Adjusted EBITDA similar to prior year, in the range of $27 to $30 million; and
•Free cash flow usage in line with prior year, in the range of $7 to $10 million.

2020 Operating Assumptions

On a consolidated basis, sales of respiratory products are expected to remain elevated as the pandemic persists. Mobility and seating product sales are expected to recover due to renewed access to healthcare facilities and resumption of elective care, while sales of bed systems are expected to return to pre-pandemic levels.

The magnitude of the recovery is different by region and is dependent on restoration of access to healthcare and lifting of public health restrictions. The company's key markets in Europe, primarily the UK, France, and Germany, continue to have more stringent quarantine restrictions in place than in the United States. As a result, consolidated net sales are expected to improve sequentially, staying at lower levels than the prior year. By segment, net sales in Europe are expected to recover slowly and to be below the prior year by the mid-teens; and North America net sales are expected to be below the prior year by low single-digits.

In 2Q20, gross margin expanded partially driven by a favorable shift towards higher acuity products. In sequential periods, gross margins may reduce modestly as sales return to a more normalized mix ahead of other cost reductions. Selling expenses are expected to grow sequentially in support of higher sales. Other SG&A expenses are also expected to increase as the business recovers to higher levels; however, the company will continue to take actions to manage its cost structure from a long-term perspective.

Profitability is expected to improve sequentially as a result of higher revenue and initiatives in supply chain and freight to expand gross profit, partially offset by unfavorable product mix and higher SG&A expenses.

2Q20 Segment Results versus 2Q19

(in millions USD)	Net Sales				Operating Income (Loss)
	2Q20	2Q19	Reported % Change	Constant Currency % Change	2Q20	2Q19	% Change
Europe	$101.9	$134.0	(24.0)%	(20.7)%	$2.2	$5.5	(60.3)%
North America	86.6	89.6	(3.3)	(3.0)	4.8	(1.2)	--
All Other	7.8	12.3	(36.4)	8.1	(7.7)	(7.4)	(4.4)

Europe - Constant currency net sales decreased 20.7%, significantly impacted by the pandemic with public health restrictions in certain countries severely limiting access to healthcare professionals and institutions needed for certain product selections. These measures lowered sales for mobility and seating products most significantly, and, to a lesser extent, non-bed lifestyles products. Sales of these products were partially offset by growth in bed systems and respiratory products. Gross profit declined by $9.6 million, or 90 basis points, driven by unfavorable product mix. Operating income decreased $3.3 million due to reduced gross profit as result of lower net sales and unfavorable foreign exchange, partially offset by reduced SG&A expenses. The company recorded a gain of $1.0 million from the sale of its Isny, Germany facility. The negative impact of foreign currency translation was $0.7 million.

North America - Constant currency net sales decreased 3.0% with declines in sales of non-bed lifestyle products and sales of mobility and seating products, partially offset by increased sales of respiratory products. The decline in mobility and seating and non-bed lifestyle products was significantly impacted by the pandemic, with public health restrictions severely limiting access to healthcare professionals and institutions to provide certain products. While mobility and seating product sales declined by 12.0%, there was a benefit from favorable sales mix as power wheelchair product sales declined by approximately 1.0%. The decline in the category was driven primarily by lower sales of manual mobility and seating products. Gross profit improved $2.4 million, or 230 basis points, driven by favorable product mix, and lower operational costs including reduced material and freight costs. Operating income improved by $6.1 million primarily due to the benefit of reduced SG&A expenses.

All Other - Constant currency net sales in the Asia Pacific region increased 8.1% driven by growth in lifestyles and mobility and seating products, partially offset by lower sales of respiratory products. Operating loss for All Other includes the operating income of the Asia Pacific business, offset by unallocated SG&A expenses and intercompany eliminations. Operating loss for All Other increased $0.3 million primarily driven by higher equity compensation expense, partially offset by improved operating income of the Asia Pacific business of $0.9 million driven by net sales growth and reduced SG&A expenses.

Financial Condition

The company's cash and cash equivalents balances were $104.2 million and $80.1 million at June 30, 2020, and December 31, 2019, respectively. The change in cash was primarily the result of cash borrowed on the bank credit facility and the proceeds from the divestiture of Dynamic Controls partially offset by cash used to fund operations, and cash paid to refinance a portion of the convertible debt in 2Q20.

Free cash flow usage was $1.9 million, an increased usage of $2.1 million compared to 2Q19. The change was primarily driven by increased capital expenditures. Inventory increased during the quarter as a consequence of the company's long-lead supply chain and purchase commitments that extended beyond the sudden downturn in sales as a result of the pandemic. The increase in inventory was partially offset by higher accounts payable, the benefit of payment deferrals related to VAT and payroll taxes, and employee bonus payments. The benefit of the VAT and payroll tax deferrals in 2Q20 was approximately $9.9 million, the majority of which will be paid over the next four quarters. Sequentially, free cash flow improved by $10.1 million as compared to 1Q20 as a result of higher profitability, access to government-based programs that assist in mitigating the impact of the pandemic, and other cost saving actions including reduced discretionary spending, partially offset by higher inventory balances.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2020 financial results on Thursday, August 6, 2020 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-882-4478, or for international callers https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e382caf9af0234afaef1fe7f6910351c7. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 8985416, through August 14, 2020.

An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•August 17, 2020 - Needham MedTech Healthcare Conference (Virtual)
•September 9, 2020 - Baird Global Healthcare Conference (Virtual)
•September 16, 2020 - Morgan Stanley Healthcare Conference (Virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the restoration of access to healthcare and lifting of public health measures, and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan such as its new product introductions, additional investments in sales force and demonstration equipment, plant consolidation in Germany, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net sales	$196,300	$235,858	$414,740	$459,277
Cost of products sold	139,650	170,792	295,102	332,756
Gross Profit	56,650	65,066	119,638	126,521
Selling, general and administrative expenses	57,404	68,255	119,142	133,496
Gain on sale of business	(200)	—	(9,790)	—
Charges related to restructuring activities	1,685	1,321	3,077	2,013
Operating Income (Loss)	(2,239)	(4,510)	7,209	(8,988)
Net gain on convertible debt derivatives	—	(1,470)	—	(1,197)
Loss on debt extinguishment including debt finance charges and fees	6,599	—	6,599	—
Interest expense - net	7,031	7,602	13,647	14,787
Loss before Income Taxes	(15,869)	(10,642)	(13,037)	(22,578)
Income tax provision	750	2,075	2,850	4,025
Net Loss	(16,619)	(12,717)	(15,887)	(26,603)

Net Loss per Share—Basic	$(0.48)	$(0.38)	$(0.47)	$(0.79)

Weighted Average Shares Outstanding—Basic	34,437	33,749	34,111	33,527

Net Loss per Share—Assuming Dilution *	$(0.48)	$(0.38)	$(0.47)	$(0.79)

Weighted Average Shares Outstanding—Assuming Dilution	34,479	33,764	34,198	33,539
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net loss per share - assuming dilution*	$(0.48)	$(0.38)	$(0.47)	$(0.79)
Weighted average shares outstanding- assuming dilution	34,437	33,749	34,111	33,527
Net loss	(16,619)	(12,717)	(15,887)	(26,603)
Income tax provision	750	2,075	2,850	4,025
Loss before Income Taxes	(15,869)	(10,642)	(13,037)	(22,578)
Amortization of discount on convertible debt	2,862	3,566	5,594	6,665
Gain on sale of business	(200)	—	(9,790)	—
Net gain on convertible debt derivatives	—	(1,470)	—	(1,197)
Loss on debt extinguishment including debt finance charges and associated fees	6,599	—	6,599	—
Adjusted Loss before Income Taxes	(6,608)	(8,546)	(10,634)	(17,110)
Adjusted Income Taxes	750	2,075	3,838	4,025
Adjusted Net Loss(f)	$(7,358)	$(10,621)	$(14,472)	$(21,135)

Weighted Average Shares Outstanding - Assuming Dilution	34,437	33,749	34,111	33,527
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.21)	$(0.31)	$(0.42)	$(0.63)
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"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2020	2019	2020	2019
Net Loss	$(16,619)	$(12,717)	$(15,887)	$(26,603)
Income tax provision	750	2,075	2,850	4,025
Interest expense - net	7,031	7,602	13,647	14,787
Loss on debt extinguishment including debt finance charges and associated fees	6,599	—	6,599	—
Net gain on convertible debt derivatives	—	(1,470)	—	(1,197)
Operating Income (Loss)	(2,239)	(4,510)	7,209	(8,988)
Gain on sale of business	(200)	—	(9,790)	—
Depreciation and amortization	3,253	3,911	6,660	7,809
EBITDA	814	(599)	4,079	(1,179)
Charges related to restructuring activities	1,685	1,321	3,077	2,013
Share-based compensation expense	4,126	2,873	5,326	4,303
Adjusted EBITDA(d)	$6,625	$3,595	$12,482	$5,137

__________
"Adjusted EBITDA(d)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $26,434,000 and $53,671,000 for the three and six months ended June 30, 2020 compared to $26,007,000 and $53,123,000 for the three and six months ended June 30, 2019. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30			June 30
	2020	2019	Change	2020	2019	Change
Revenues from external customers
Europe	$101,894	$133,991	$(32,097)	$222,862	$258,835	$(35,973)
North America	86,569	89,553	(2,984)	173,540	175,797	(2,257)
All Other (sales in Asia Pacific)	7,837	12,314	(4,477)	18,338	24,645	(6,307)
Consolidated	$196,300	$235,858	$(39,558)	$414,740	$459,277	$(44,537)

Operating income (loss)
Europe	$2,174	$5,470	$(3,296)	$9,024	$11,252	$(2,228)
North America	4,812	(1,243)	6,055	2,767	(5,622)	8,389
All Other*	(7,740)	(7,416)	(324)	(11,295)	(12,605)	1,310
Charge related to restructuring activities	(1,685)	(1,321)	(364)	(3,077)	(2,013)	(1,064)
Gain on sale of business	200	—	200	9,790	—	9,790
Consolidated operating income (loss)	(2,239)	(4,510)	2,271	7,209	(8,988)	16,197
Net gain on convertible debt derivatives	—	1,470	(1,470)	—	1,197	(1,197)
Loss on debt extinguishment including debt finance charges and fees	(6,599)	—	(6,599)	(6,599)	—	(6,599)
Net interest expense	(7,031)	(7,602)	571	(13,647)	(14,787)	1,140
Loss before income taxes	$(15,869)	$(10,642)	$(5,227)	$(13,037)	$(22,578)	$9,541

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* “All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provides net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three-month and six-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2020 compared to June 30, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(24.0)%	(3.3)%	—%	(20.7)%
North America	(3.3)	(0.3)	—	(3.0)
All Other (sales in Asia Pacific)	(36.4)	(7.1)	(37.4)	8.1
Consolidated	(16.8)	(1.9)	(2.0)	(12.9)

Six months ended June 30, 2020 compared to June 30, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(13.9)%	(2.9)%	—%	(11.0)%
North America	(1.3)	(0.2)	—	(1.1)
All Other (sales in Asia Pacific)	(25.6)	(6.2)	(24.1)	4.7
Consolidated	(9.7)	(1.9)	(1.3)	(6.5)

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$104,192	$80,063
Trade receivables, net	93,854	116,669
Installment receivables, net	403	736
Inventories, net	148,286	120,500
Other current assets	45,375	37,909
Total Current Assets	392,110	355,877
Other Assets	3,882	4,216
Intangibles	26,178	26,447
Property and Equipment, net	47,557	46,607
Financing Lease Assets, net	25,528	26,900
Operating Lease Assets, net	15,928	18,676
Goodwill	374,957	373,403
Total Assets	$886,140	$852,126
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$105,533	$88,003
Accrued expenses	109,358	120,947
Current taxes payable	1,449	345
Current portion of financing lease obligations	2,341	2,514
Current portion of operating lease obligations	6,307	6,790
Short-term debt and current maturities of long-term obligations	52,968	58
Total Current Liabilities	277,956	218,657
Long-Term Debt	204,158	219,464
Long-Term Obligations - Financing Leases	25,376	26,480
Long-Term Obligations - Operating Leases	9,580	12,060
Other Long-Term Obligations	66,924	66,949
Shareholders’ Equity	302,146	308,516
Total Liabilities and Shareholders’ Equity	$886,140	$852,126

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(e)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2020	2019	2020	2019
Net cash provided (used) by operating activities	$6,514	$2,735	$(3,325)	$(19,853)
Plus:
Sales of property and equipment	389	44	393	64
Less:
Purchases of property and equipment	(8,758)	(2,509)	(10,879)	(4,321)
Free Cash Flow(e)	$(1,855)	$270	$(13,811)	$(24,110)

"Free Cash Flow(e) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2020 and June 30, 2019, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, loss on debt extinguishment including debt finance charges and fees, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, and share-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(e) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table included in this press release.
(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income tax provision and excluding the amortization of convertible debt discounts recorded in interest expense ($2.9 million and $5.6 million pre-tax for the three and six months ended June 30, 2020 compared to $3.6 million and $6.7 million for the three and six months ended June 30, 2019), loss on debt extinguishment including debt finance charges and fees (net loss of $6.6 million for the three and six months ended June 30, 2020), gain on sale of business ($0.2 million and $9.8 million pre-tax for the three and six months ended June 30, 2020), net gain on convertible debt derivatives ($1.5 million and $1.2 million for the three and six months ended June 30, 2019), and adjusted income taxes. Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls, which was sold in March 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.